NEWS RELEASE

DuPont Photomasks Announces Proposed Offering of
Convertible Subordinated Notes

ROUND ROCK, Texas — April 29, 2003 — DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced it intends to offer $100 million of convertible subordinated notes due 2008 in a private placement. The notes will be convertible into DuPont Photomasks common stock at the option of the holder, at a price to be determined. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $20 million of notes. The net proceeds of the offering will be used for general corporate purposes, including working capital, and may also be used to acquire additional businesses, products, and technologies and to invest in joint ventures. The Company may also use a portion of the net proceeds to repurchase or repay its outstanding convertible subordinated notes due 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Company Contact
Tom Blake
DuPont Photomasks, Inc.
Tel: (512) 310-6562
tom.blake@photomask.com